EX. 14

Hub Group, Inc.

Code of Business Conduct and Ethics

For Directors, Officers and Employees

February 18, 2016

The Board of Directors of Hub Group, Inc. (“Hub” or the “Company”) has adopted this Code of Business Conduct and Ethics (the “Code”) to provide our employees, customers, vendors, advisors, independent contractors, stockholders and members of the general public with an official statement of the fundamental principles that govern how Hub and its subsidiaries conduct themselves in the marketplace.

The Company believes in conducting its operations honestly and ethically and expects its employees, officers and directors to conduct themselves in a similar manner. This Code governs the actions and working relationships of the Company’s directors, officers and employees with current and potential customers, vendors, advisors, independent contractors, fellow employees, competitors, government officials and bodies, regulatory agencies, the media and anyone else with whom the Company has contact. Under the Code, all of our directors, officers and employees must conduct business for and on behalf of the Company in the full spirit of honest, ethical and lawful behavior and should not cause another employee or non-employee to act otherwise, either through inducement, suggestion or coercion.  Hub has committed to setting these ethical standards through this Code.

1.Complying With Law

All employees, officers and directors of the Company should respect and comply with all of the laws, rules and regulations of the U.S. and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business or the laws, rules and regulations of which are applicable to the Company.

Such legal compliance should include, without limitation, compliance with the "insider trading" prohibitions applicable to the Company and its employees, officers and directors. Federal law prohibits securities trading by individuals in possession of material nonpublic information.  Under these laws, employees, officers and directors of the Company who learn certain information about the Company may not trade in the Company’s common stock until that information has been disclosed publicly.  Employees, officers and directors also may not tip or give such information to anyone inside or outside the Company. In addition, certain executive officers and directors of the Company are further restricted by Section 16 of the Securities Exchange Act from buying and selling securities at close intervals. Company employees, officers and directors are directed to the Company's Insider Trading Policy, which is posted on the Company’s website, or to the Company's Law Department if they have questions regarding the applicability of such insider trading prohibitions.

This Code of Business Conduct and Ethics does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. Please consult the Company's Law Department and the various guidelines which the Company has prepared on specific laws, rules and regulations.

2.Conflicts Of Interest

All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company's interests. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers. It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. Employees, officers and directors are not allowed to work for a competitor as a consultant or board member and should avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors or committees of the Board. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company's Law Department. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code.

3.Corporate Opportunity

Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4.Confidentiality

Employees, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Law Department or required by laws, regulations or legal proceedings. Employees, officers and directors should only discuss confidential matters with other employees, officers and directors who have a need to know such matters.  Whenever feasible, employees, officers and directors should consult the Law Department if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed.

5.Fair Dealing

Each employee, officer and director should endeavor to deal fairly with the Company's customers, suppliers, competitors, independent contractors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company's Law Department can provide guidance to you in this area.

6.Protection And Proper Use Of Company Assets

All employees, officers and directors should protect the Company's assets (tangible assets such as equipment and intangible assets such as data, logos and other branding) and ensure their efficient use and protect such assets from loss, damage, misuse, removal and waste. Theft, carelessness, and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

7.Accounting Complaints

The Company's policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company or third party has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Company’s General Counsel (who will, subject to his/her duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially) or through the Company’s Ethics Hotline which is available via phone at 877-279-7436 or online at www.securityvoice.com/reports.  The Ethics Hotline provides a completely anonymous and confidential way to report accounting complaints.

8.Public Company Reporting And Other Public Statements

As a public company, it is of critical importance that the disclosure in the Company's filings with the Securities and Exchange Commission and its other public statements be full, fair, accurate, timely and understandable. Depending on his or her position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the disclosures in the Company's public reports and other public statements are full, fair, accurate, timely and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt, accurate and complete answers to inquiries from the Company or its representatives related to the Company's public disclosure requirements.

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

9. Consequences Of Not Complying with this Code

It is the responsibility of each of the Company’s employees, officers and directors to fully comply with the requirements of this Code and to otherwise conduct themselves in an honest, ethical and lawful manner when employed by, working for or representing the Company. Failure to comply with these requirements may result in the immediate dismissal of the employee or officer or the removal of the director. In appropriate cases, the Company may also purse legal action against the employee, officer or director and may refer the matter to the appropriate authorities for criminal prosecution or other remedial action.

10.Reporting Any Illegal Or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code, discrimination, harassment or other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should report the suspected violation or other illegal or unethical conduct to the Company’s General Counsel or through the Company’s Ethics Hotline which is available via phone at 877-279-7436 or online at www.securityvoice.com/reports.   The Ethics Hotline provides a completely anonymous and confidential way to report questionable behavior.

11.No Discrimination, Harassment or Retaliation

The Company is committed to treating all employees fairly and with respect and will provide equal opportunities to all employees and applicants. Discrimination based on age, race, color, religion, national origin or ancestry, gender, gender identity or expression, sexual orientation, disability, and military or veteran status, genetic information, citizenship status, marital status, or other protected classes is prohibited. This applies to all terms and conditions of employment.

Every employee has a right to a work environment free from harassment, regardless of whether the harasser is a co-worker, supervisor, manager, customer, vendor or visitor. Harassment can include any behavior (verbal, visual or physical) that creates an intimidating, offensive, abusive or hostile work environment. In addition, any harassment that either impacts or influences wages, hours, working conditions or employment advantages is specifically prohibited. Unlawful harassment includes harassment based on race, color, religion, creed, sex, gender identity or expression, sexual orientation, age, disability, national origin or ancestry, as well as citizenship, marital, military or veteran, and family and medical leave status, or any other status protected by law. Sexual harassment includes harassment of a sexual nature of a person of the same or opposite sex as the harasser. As is the case with any violation of the Code, you have a responsibility to report any harassing behavior or condition regardless of if you are directly involved or just a witness.

The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct. Report the offending behavior to your supervisor or another member of your management chain, your Human Resources representative, or contact the Company’s Ethics Hotline which is available via phone at 877-279-7436 or online at www.securityvoice.com/reports.

12.Occupational Health and Safety

Occupational health and safety is a top priority at the Company.  We strive to provide safe working conditions, equipment and work sites.  The Company promotes employee involvement and accountability in identifying, preventing and eliminating hazardous conditions and the risks of employee injury.

13.Environmental Policy

The Company is committed to conducting its business in a manner that protects the environment, conserves resources, reduces its environmental footprint and ensures sustainable development.  The Company encourages employee involvement in protecting our environment.

14.Political Contributions

The Company complies with all laws regarding political contributions.  Federal law prohibits corporations from making contributions or gifts of any kind (including money, property, goods or services) to any political candidate, campaign committee or other organization in connection with any federal election (except through a political action committee).  Employees may not receive reimbursement for a personal contribution from corporate funds - whether through an expense account, bonus or otherwise.  State law limitations to political contributions also apply.  Employees may not use Company funds, facilities and other assets to support, directly or indirectly, any political candidates without advance written approval from the General Counsel and the Nominating and Governance Committee.  Employees may participate in the political process on their own time.  However, if expressing views, employees should speak as an individual and avoid the appearance that they are speaking as the Company’s representative, unless expressly authorized to do so.

15.Antitrust Laws

It is the Company’s policy and employees’ responsibility to comply with federal and state antitrust laws.  In each of the United States, Canada and Mexico, strict laws are in force prohibiting collusive or unfair business behavior that restricts free competition.  Price fixing, customer and market allocations, bid rigging, collaborations on terms of sale to certain customers and other arrangements with competitors that are unlawful must be avoided. Company employees may never exchange sensitive business information with competitors.  Employees must never engage in competitive conduct that cannot be justified by sound business considerations wholly apart from its effect on any injured competitor.

16. Amendment, Modification And Waiver

This Code may be amended, modified or waived by the Board of Directors.  Any waivers granted by the Board of Directors shall be promptly disclosed in accordance with the rules and regulations promulgated by the Securities and Exchange Commission and NASDAQ.  The Board of Directors shall carefully evaluate any requested waivers and shall ensure that all waivers of the Code will not harm Hub Group or its reputation.